Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
GeoGlobal Resources Inc.:

We consent to the incorporation by reference in the registration statements (Forms S-8 Nos. 333-74245, 333-39450, 333-67720, 333-130135, 333-136065 and 333-156429) of GeoGlobal Resources Inc. (“the Company”) of our reports dated March 24, 2009, with respect to the consolidated balance sheets of the Company as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of the Company.

Our report dated March 24, 2009 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

Our report dated March 24, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2008 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified and included in management’s assessment:

•	As a result of management’s philosophy and operating style, the Company did not maintain an effective control environment.

•	The Company has limited accounting personnel with appropriate knowledge of generally accepted accounting principles.

 “KPMG LLP” (signed)

Calgary, Canada
March 24, 2009